Exhibit 99.1

IMMEDIATE RELEASE	Contact:
November 10, 2005	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI INTERNATIONAL METALS, INC. ANNOUNCES
RESTATEMENT OF CONSOLIDATED STATEMENT OF CASH FLOWS
•	For the years ended December 31, 2003 and 2004; and quarters ended March 31, and June 30, 2004 and 2005, and September 30, 2004
•	Restatement has no impact on previously reported results of operations or cash and cash equivalents
     Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced today that as a result of the Company’s review of its financial reporting process in connection with preparing its September 30, 2005, interim financial statements, an error was found in the manner in which the Company previously classified cash flows from the tax effects of the exercise of employee stock options. The tax benefit to the Company resulting from the exercise of employee stock options should have been classified on the Company’s Consolidated Statement of Cash Flows as a part of the “Cash Flows from Operating Activities.” Instead they were included in Cash Flows from “Financing Activities.” The Company plans to amend its 2004 Form 10-K and March 31 and June 30, 2005, Forms 10-Q to reflect the correction. As a result, the Company has requested a five day extension from the SEC to file its Form 10-Q for the period ended September 30, 2005.
     The estimated impact to the Consolidated Statement of Cash Flows is as follows:

	Increase in Cash	Decrease in Cash
	Flows from	Flows from
(Unaudited)	Operating Activities	Financing Activities

Year ended:
December 31, 2003	$444	($444)
December 31, 2004	$1,336	($1,336)

Quarter ended:
March 31, 2004	$620	($620)
June 30, 2004	$650	($650)
September 30, 2004	$766	($766)
March 31, 2005	$1,217	($1,217)
June 30, 2005	$2,367	($2,367)
(more)

November 10, 2005

     The changes relate solely to the Company’s Consolidated Statement of Cash Flows and have no impact on cash or cash equivalents, results of operations or earnings per share, or any balance sheet for any period.
     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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